CareView Communications Inc., 10Q-A

Exhibit 10.106

Connecting patients, families and healthcare providers

MASTER AGREEMENT

This Master Agreement is made on March 1, 2011, between CareView Communications Inc., a Nevada corporation with offices at 405 State Highway 121 Bypass, Suite B240, Lewisville, Texas, 75067 (“CareView”); and Hospital Management Associates, Inc. a Delaware corporation with offices at 5811 Pelican Bay Blvd, Naples, FL  34108 (“HMA”);

WHEREAS, HMA desires to utilize the CareView System in a number of their Hospitals through the execution of a separate Agreement for each Hospital, attached hereto as Exhibit A (the Product and Services Agreement).

WHEREAS, the parties desire to enter into this Master Agreement providing for the rights, duties and obligations of the parties hereto; and

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged by each of the parties hereto, the said parties agree as follows:

1.0           Volume.    HMA manages Hospitals and other healthcare providers in various states in the United States of America.  HMA and the Exhibit B hospitals, in their sole discretion as to utility, necessity and efficacy, agree to utilize the CareView System in the selected hospitals.  These selected Hospitals are listed on Exhibit B.

2.0           Preferential Pricing.  CareView will provide preferential pricing, as indicated on Exhibit 4 to Exhibit A, in exchange for the volume provided by HMA.

3.0           Products/Services.  CareView will provide to the Primary Package at the Primary Package rate.

4.0           Term and Termination.  This Agreement shall remain in full force and effect during the term of the various Products and Services Agreements, or until terminated by mutual, written agreement of the parties under terms and conditions mutually agreed upon. The parties agree that all Products and Services Agreements have a termination date called for in Section 9(a) of each Products and Services Agreement, December 31, 2014. However, the Hospital may immediately terminate, at no cost or penalty, in the event it determines that Provider’s Pre-Deployment network survey (e.g., Section 5.3 of Products and Services Agreement) is cost prohibitive and decides not to proceed with installation.  CareView shall have the right upon this determination to proceed with said installation so long as CareView elects to pay all costs associated with the installation.

CareView Communications Inc. 405 State Highway 121 Bypass, Suite B-240, Lewisville, TX  75067   Phone: (972)943-6050    Fax: (972)403-7659

5.0           Indemnification.  HMA shall indemnify and fully hold harmless CareView, their owners, partners, directors, and officers from all claims, losses, costs, damages, or expenses, including, without limitation, attorneys’ fees, resulting from or arising out of HMA’s breach of  the terms of this Agreement.

6.0           Disputes.

            6.1           Choice of Law and Forum.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the United States and the internal laws of the State of Florida.  The state and/or federal courts of the state of Florida shall have exclusive jurisdiction over any dispute involving this Agreement and each party consents to the jurisdiction of such courts.

 7.0   Miscellaneous.

7.1           Binding Effect.  The rights and obligations of the parties hereto shall inure to the benefit of and be binding on the parties hereto and their respective successors, assigns and legal representatives.

7.2           Severability.  A determination that any one or more of the provisions of this Agreement is invalid, void, illegal or unenforceable shall not affect, or invalidate, the remaining provisions of this Agreement.  All obligations of either party requiring any performance after the expiration of the term of this Agreement shall survive the said expiration and be fully enforceable in accordance with the provisions pertaining hereto.

7.3           Entire Agreement.  This Agreement, including the Ancillary Agreements incorporated herein, constitute the entire Agreement of the parties and shall not be amended, modified or supplemented except by written agreement executed by the parties hereto.

7.4           Notice.  Any notice required herein shall be delivered by personal delivery or certified mail, return receipt requested, to the parties at the addresses set forth below:

CareView Communications Inc.
405 State Highway 121 Bypass, Suite B240
Lewisville, Texas  75067
Attention: Samuel A. Greco

Hospital Management Associates, Inc.
5811 Pelican Bay Blvd.
Naples, FL 34108
Attention: General Counsel

 7.5           Headings and Captions.  The headings and captions of the various Sections and subsections of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions of this Agreement.

 7.6           Exhibits. The Exhibits referred to in this Agreement are attached hereto, made a part hereof and incorporated herein by this reference thereto.

 7.7           Prevailing Document.   In the event of a conflict between the provisions of this Agreement and the provisions of the Products and Services Agreements, the terms and provisions of this Agreement shall prevail and control.

 7.8           Written Waiver and Consent. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by the written agreement of the party entitled to the benefits of such terms or provisions intended to be waived.  Each such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given, and will not constitute a continuing waiver or consent.

7.9           Divested Hospital.  In the event that HMA or one of its related entities divests a hospital that has executed a Products and Services Agreement, CareView agrees to release said hospital from further obligation or penalty upon the Closing date of said transaction.  HMA will provide CareView with 90 day notice of this request.  Notwithstanding the foregoing, the parties agree that should all or substantially all of the assets of Health Management Associates, Inc. be acquired by a third party, HMA agrees to assign all of its rights in the Products and Services Agreement, Exhibit A to the acquiring entity.

7.10         Contracting Prohibition.  CareView agrees that it shall not contract with any Hospital affiliated with HMA unless said Hospital is added to the enumerated list in Section 1.0.  Further, any such contracting must utilize the attached and approved Products and Services Agreement; any deviations shall be void.

7.11   Limited Intellectual Property License Agreement.   Attached hereto as Exhibit D.

IN WITNESS WHEREOF, this Master Agreement is hereby executed as of the date hereinabove set forth.

CareView Communications, Inc.

By:	/s/ Samuel A. Greco
Its:	Samuel A. Greco Chief Executive Officer

Date:	03/07/11

Hospital Management Associates, Inc.

By:	/s/ Kelly E. Curry
Kelly E. Curry
Its:	Executive Vice President
& Chief Financial Officer

Date:	03/04/11

EXHIBIT 1
GLOSSARY OF DEFINED TERMS

“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Agreement Default Rate” shall mean five percent (5%) per annum above the Prime Rate as in effect from time to time.

“Authorized User” shall have the meaning set forth in Section 1.1 of this Agreement.

“CareView” shall mean CareView Communications, Inc., a Texas corporation.

“CareView Broadcast System Content Fees”  shall mean the aggregate monthly fees and charges paid to the Provider with respect to the CareView Broadcast System Content as set forth on Exhibit 4.

“CareView Material” shall have the meaning set forth in Section 11.4 of this Agreement.

“CareView System®” shall have the meaning set forth in Section 1.1 of this Agreement.

“Connectivity Package” shall have the meaning set forth in Section 1.1 of this Agreement.

“Connectivity Package Fee” shall mean the aggregate monthly fees and charges paid to the Provider with respect to the Connectivity Package as set forth on Exhibit 4.

“Due Date” shall have the meaning set forth in Section 1.4(a) of this Agreement.

“Financing” shall mean any loan entered into by the Provider, as borrower, pursuant to which this Agreement is pledged as collateral for the Financing.

“Installation and Training Fees” shall mean the one-time fee paid to the Provider on the Date of Fee Commencement with respect to installation and training as set forth on Exhibit 4.

“Laws”  shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency.

“Lender”  shall mean the lender, and its respective successors and assigns from time to time, in connection with any Financing.

“Monthly Fees and Revenues” shall mean the aggregate monthly amount of the Primary Package Fee, the Shared Revenue, the CareView Broadcast System Content Fees and the Connectivity Package Fee.

“NICU” shall have the meaning set forth in Section 3.4 of this Agreement.

“Primary Package Fee” shall mean the aggregate monthly fees and charges paid to the Provider with respect to the Primary Package as set forth on Exhibit 4.

“Prime Rate” shall mean the current rate of interest per annum announced from time to time by Citibank N.A. (or its successor) as its prime rate in New York, New York, or if Citibank N.A. shall cease to announce such rate, then the current rate published as the prime rate in The Wall Street Journal.

“Provider” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Return Path” means the frequency bandwidth from 5 to 42 megahertz.

“Services” shall have the meaning set forth in Section 1.1 of this Agreement.

“Shared Revenue” shall mean the aggregate monthly fees, amounts and shared revenue paid to the Provider with respect to the Shared Revenue Package as set forth on Exhibit 4.

“Shared Revenue Package” shall have the meaning set forth in Section 1.1 of this Agreement.

“Term” shall have the meaning set forth in Section 9(a) of this Agreement.

EXHIBIT 2
SERVICE DESCRIPTION

I.	Primary Package
a.
Basic Service – SecureView, NurseView, PhysicianView, Virtual Bed Rails, CareView Fall Management Program, FacilityView and CareView Ulcer Management Program shall be the Primary Package of product offerings contained within this agreement.  (see Section 2.1 through 2.7)

II.	Shared Revenue Package
a.	PatientView – PatientView, the video conferencing system within the patient room. (see Section 3.1)
b.	NetView – NetView, the system that allows the patient access to the Internet using a wireless keyboard and the room television or their laptop computer. (see Section 3.2)
c.	MovieView – MovieView, the system that allows the patient to view movies in the patient room. (see Section 3.3)
d.	BabyView – BabyView, the application that enables mothers to continually monitor their newborn from the Nursery and/or NICU. (see Section 3.4)

III.
The CareView Broadcast System – The Provider upon commercial availability will provide the Hospital with the capability to broadcast to each room a variety of educational, informational and service communications to patients and guests alike. The Hospital will be allowed to access the system for:

a.	Welcome message – a pre-recorded message from the Hospital CEO welcoming the patient to the facility.
b.	Pre-procedure Education – to inform and educate the patient regarding a procedure that is scheduled to be performed (i.e. angioplasty, hip replacement, spine surgery, etc.).
c.
Patient Condition Education – to inform and educate the patient regarding a condition they have and suggested lifestyle improvements to live with those conditions (i.e. high blood pressure, diabetes, etc.).

d.	Discharge message – a pre-recorded message from the Hospital CEO prior to discharge along with a request to complete the patient satisfaction survey to follow.
e.
Discharge services – A variety of discharge services may be desired such as e-scripts to the Hospital owned or local pharmacies, e-ordering home care services, and messaging to the patient’s message board regarding the date.

IV.	The CareView Broadcast System Content – content for the broadcast system will be charged as follows:
a.	Welcome message – Provided by the Hospital.
b.	Pre-procedure Education – the programs will be made available by the third party provider.

c.	Patient Condition Education – the programs will be made available by the third party provider.
d.	Discharge message – Provided by the Hospital.
e.	Patient Satisfaction Survey – this is an optional program customized to fit the Hospital’s needs and will be priced accordingly.
f.	Discharge services – this customized option will be charged based on the nature and extent of the request.

V.	Connectivity Package (optional services)
a.
EquipmentView and RFID Tracking are services that are customized to each individual facility.  To qualify for the Connectivity Package, the Hospital must be on the CareView System for at least six months (see Section 4.1 and 4.2).

b.	WI-FI Network – WI-FI Network through a series of access points enables the Hospital to wirelessly access the Internet. (See section 4.3)

VI.	Installation and Training.
a.	The Provider will provide installation and training to the Hospital as needed. (see Section 5.3, 5.4, and 5.9)

 EXHIBIT 3
BUSINESS ASSOCIATE AGREEMENT

(Standard HIPPA Disclosure Agreement Provided By Hospital)

EXHIBIT 4
AGREEMENT AND PRICING TERMS

Date of Fee Commencement:  ___________, 201___

I.              The Primary Package Fee
       [***Omitted***]

II.            The Shared Revenue (optional services)
       [***Omitted***]

III.           The Connectivity Package Fee (optional services)
        [***Omitted***]

IV.           Installation and Training Fee
        [***Omitted***]

EXHIBIT 5
CAREVIEW PATENTS AND PATENTS PENDING

Patents

[***Omitted***]

Patents Pending

[***Omitted***]

Exhibit A

Products and Services Agreement

This Product and Services Agreement (this “Agreement”) is made and entered into as of _________, 201__ by and between CareView Communications, Inc. (the “Provider”) and ________________ (the “Hospital”).

1. PRODUCTS AND SERVICES PROVIDED; AUTHORIZED USER REQUIREMENTS; MONTHLY FEES AND REVENUES

1.1 Products and Services Provided; Permitted Users. This Agreement sets forth the terms and conditions on which the Provider shall provide its products (collectively, the “CareView System®”) and services (collectively, the “Services”) to the Hospital. The CareView System currently consists of (A) the primary package (the “Primary Package”) of (i) SecureView®, (ii) PhysicianView®, (iii) Virtual Bed Rails®, (iv) CareView Fall Management Program®, (v) FacilityView, (vi) CareView Ulcer Management Program (when available) and (vii) NurseView®; (B) the shared revenue package (the “Shared Revenue Package”) of (i) PatientView®, (ii) NetView®, (iii) BabyView and (iv) MovieView® and (C) the connectivity package (the “Connectivity Package”) of (i) EquipmentView®, (ii) RFID Tracking and (iii) WI-FI Networking.  Additional services and applications may be provided and shall be listed on Exhibit 2.  To use the CareView System, the Hospital’s representative must be (i) a licensed physician, (ii) another licensed healthcare professional or a non-physician staff member, (iii) an employee or agent of the Hospital, or (iv) another individual expressly authorized by the Provider in writing to use the CareView System and that has agreed in writing to be bound by the terms and conditions of this Agreement (as applicable, an “Authorized User”).   The Hospital hereby represents and warrants that the Hospital has the authority to accept this Agreement on behalf of all Authorized Users, and to bind such Authorized Users and members thereof to the terms of this Agreement.

1.2 Compliance with Laws and Regulations. The Hospital, for itself and on behalf of its employees, officers, agents, subcontractors, Authorized Users and any other person expressly authorized to use the CareView System pursuant to the terms of this Agreement agrees to use the CareView System in a manner consistent with all applicable professional and ethical standards and requirements, local, state, and federal Laws, and otherwise in accordance with the terms of this Agreement.

1.3 Definition of Authorized User. For purposes of this Agreement, the term the “Hospital” shall include each Authorized User and the Hospital is liable and responsible for ensuring an Authorized User’s compliance with this Agreement.

1.4 Monthly Fees and Revenues.

(a)           Commencing as of the Date of Fee Commencement as set forth on Exhibit 4, the Hospital shall pay the Monthly Fees and Revenues on a monthly basis in the amounts set forth on Exhibit 4.  The Hospital shall commence paying the Monthly Fees and Revenues on the Date of Fee Commencement (which Date of Fee Commencement is not required to occur on the first (1st) day of a month), and to the extent that the Date of Fee Commencement does not occur on the first (1st) day of a calendar month, then the Primary Package Fee and the Connectivity Package Fee shall be prorated based on the number of days in the calendar month in which the Date of Fee Commencement occurs.  Other than the payment of Monthly Fees and Revenues on the Date of Fee Commencement (to the extent that the Date of Fee Commencement does not occur on the first (1st) day of a calendar month), Monthly Fees and Revenues shall be due and payable on the first (1st) day of each month (or if such first (1st) day is not a business day, the first (1st) business day of each month) during the Term (each such date being referred to herein as a “Due Date”).  From the Date of Fee Commencement until the Hospital is notified otherwise by the Provider and, if applicable, any Lender, the Monthly Fees shall be paid to the account specified in a written direction provided by the Provider to the Hospital.  All Monthly Fees and Revenues shall be payable in U.S. Dollars.

(b)           The Installation and Training Fee, if any, shall be paid by the Hospital to the Provider on the Date of Fee Commencement.  The Installation and Training Fee shall be at no cost to the Hospital after the Date of Fee Commencement.

(c)           The Primary Package Fee and the Connectivity Package Fee if applicable are payable in the month during which the services are rendered, which payment other than the payment occurring on the Date of Fee Commencement, shall be made on the first (1st) day of the month (or if such first (1st) day is not a business day, the first (1st) business day of each month).  Payments for the Shared Revenue if applicable will be payable in arrears on the first (1st) day of the month following the month during which the services are rendered (or if such first (1st) day is not a business day, the first (1st) business day of each month).

(d)   If a portion of any invoice is paid and subsequently disputed by the Hospital, Provider shall investigate and resolve such dispute within thirty (30) days of notice from the Hospital.  If the Hospital has overpaid, Provider shall, within forty-five (45) days following notice from the Hospital at the Hospital’s option, (i) refund any overpayment to the Hospital or (ii) credit such overpayment against amounts owed by the Hospital to Provider.

 1.5  Defined Terms.  The Glossary of Defined Terms, attached hereto as Exhibit 1, is incorporated herein by reference.

2. PRIMARY PACKAGE

2.1 SecureView.  SecureView monitors and records bedside activity in the patient’s room.  All privacy and access options are determined and configured by the Hospital.

2.2 NurseView. NurseView allows Authorized Users to view monitored rooms from the Nurse’s Station.  All privacy and access options are determined and configured by the Hospital.

2.3   PhysicianView.  PhysicianView enables the admitting physicians and non-physician staff members to view their patients from any personal computer.  All privacy and access options are determined by the Hospital.

2.4   Virtual Bed Rails.  Virtual Bed Rails allows the Hospital to activate a safety module that will notify the nursing the station when a patient exits a defined area in the patient room.

2.5   CareView Fall Management Program.  The CareView Fall Management Program allows the Hospital to separately file, identify and research the activity of patients for whom virtual bed rails were engaged.

2.6 FacilityView. FacilityView monitors and records activity in any area of the Hospital that the Hospital would desire security camera’s to be placed.  All privacy and access options are determined and configured by the Hospital.

2.7.  CareView Ulcer Management Program.  The CareView Ulcer Management Program is designed to help the Hospital identify patients that may be at risk for bed sores (decubitus ulcers) and provide nursing with an aid to insure that patients have been provide the attention that is necessary to protect them as well as provide documentation thereof.

3. SHARED REVENUE PACKAGE

3.1 PatientView.  PatientView enables patients to allow family members and friends to monitor and videoconference with them in their private rooms.  All privacy and access options are determined and configured by the Hospital.

3.2 NetView.  NetView allows the patient access to the Internet using the wireless keyboard and the television in the room or personal laptop computers.

3.3   MovieView.  MovieView allows the patient, family and/or friends access to a wide selection of movies for their viewing pleasure while they are in their Hospital room.

3.4 BabyView.  BabyView allows mothers to view their newborn child from their Hospital bed while the baby is in the Nursery or Neo-Natal Intensive Care Unit (“NICU”).

3.5   Revenue Sharing.  Shared Revenue will be divided between the Hospital and the Provider, as defined in Exhibit C.

4. CONNECTIVITY PACKAGE (optional programs)

4.1 EquipmentView.  EquipmentView enables the room communication platform to wirelessly communicate with selected equipment, appliances and devices in the patient’s room with the Hospital’s information network.

4.2 RFID Tracking.  RFID tracking enables the CareView System to locate the Hospital assets and/or personnel throughout the Hospital.

4.3 WI-FI Network.  The CareView System through a series of repeaters enables the entire Hospital to wirelessly access the Internet.

5. CAREVIEW EQUIPMENT

5.1 Description. In order to use the CareView System, it will be necessary for the Provider to install the "CareView Equipment", which consists of the room communications platform, nurse’s monitoring station, head-end control server, any and all cameras installed as part of the CareView System and the Provider’s proprietary software. The room communications platform is located in each room. The Nurse’s Station contains a specifically-configured touch screen monitor and controller.  The head-end control server is located at the Hospital’s demarcation point of the cable television plant. A detailed schedule of the CareView Equipment covered by this Agreement will be provided upon completion of the installation.

5.2 Ownership.
(a.)             None of the CareView Equipment shall be deemed fixtures or part of the Hospital’s realty.  The Provider shall at all times retain any and all right, title and interest in and to the CareView Equipment.  The Provider’s ownership shall be displayed by notice, plaques or inscription contained on the CareView Equipment. The Hospital shall have no right to pledge, sell, mortgage, give away, remove, relocate, alter or tamper with the CareView Equipment (or any notice of our ownership thereon) at any time.  The Provider shall have the right to make such filings as are necessary to evidence its ownership rights in the CareView Equipment, and the Hospital agrees to execute any reasonably necessary documents for the Provider to make such filings.

(b.)      Hospital Data/Video.  If Provider transmits, stores or has access to any type of data/video for the Hospital, Provider shall not attempt to de-encrypt, capture, reassemble (if sent in packets), transport or view such data/video except as may be strictly necessary to provide the Services or specifically requested in writing by the Hospital.  As permitted between the Hospital and the Provider, the Hospital shall at all times remain the exclusive owner of such data/video.  In the event Provider transports any devices which contain the Hospital data/video, Provider shall ensure all necessary measures are taken to secure such devices as to prevent any unauthorized disclosures while in transit or while at rest.  Provider shall also ensure that as soon as reasonably possible, such devices are destroyed, or the information transferred to another device controlled by the Hospital, destroyed, permanently wiped/deleted in all instances subject to any of the Hospital records retention policies. CareView shall have the right to interface with said data and video only for the sole purposes of maintenance and quality to ensure the operability of the System.

5.3 Deployment and Costs. Provider, prior to their Pre-Deployment Checklist, shall conduct a network survey, at the Hospital free of charge, to give the Hospital a list of any network upgrades and/or system requirements so those costs can be assessed in the Hospital’s determination of whether to proceed with installation. The Provider will provide a Pre-Deployment Checklist that requests site, system and equipment information that must be completed prior to installation. This will allow the Provider to identify existing conditions before starting any installation work and provide an opportunity to update or condition the cable plant. It shall be the responsibility of the Hospital to insure that the CATV plant meets or exceeds the requirements specified on the Pre-Deployment Checklist.  Should the Hospital wish to have the Provider bring the existing CATV plant to required specifications, the Provider will charge the Hospital for the costs and fees associated with bringing the existing CATV plant to required specifications.  In any event, the cost of attaining the needed specification level should never exceed one hundred dollars ($100) per room.  During the inspection, if abnormal conditions (such as asbestos) are discovered, the parties may agree in their respective sole discretion to explore alternative network arrangements.  The Hospital confirms that its WI-FI Network is 802.11 ABG.

5.4 Installation.  The Provider will be responsible for installing all CareView Equipment in the Hospital rooms, nursing stations and all areas where CareView Equipment is to be utilized at no cost to the Hospital.  The Hospital will make available for installation those rooms, nursing stations and areas so that the scheduled installation may be completed within a one week period.  The installation of the CareView Equipment shall be performed so as not to disrupt or interfere with the Hospital’s operations or patient care.    The Hospital agrees to reimburse the Provider for all travel, hotel and dinner costs for the employees, agents and subcontractors of the Provider installing the CareView System.

5.5  Intentionally Omitted

5.6 Equipment Attachment.  The Hospital shall not attach any electrical or other devices to or otherwise alter the CareView Equipment without the Provider’s prior written consent.

5.7 Software Upgrades.  During the Term of this Agreement, the Provider will provide product upgrades at no additional cost to the Hospital for NurseView, SecureView, PatientView, BabyView, PhysicianView, NetView, MovieView, Virtual Bed Rails, CareView Fall Management Program, and the CareView Ulcer Management Program.

5.8 Service and Repair.  The Provider will provide service and repair to all CareView Equipment for the Term of this Agreement.  The Hospital shall notify the Provider in writing within twenty-four (24) hours of any damage to, or accident involving, the CareView Equipment.  The Hospital will provide the Provider with access to the CareView Equipment, including without limitation, for the purpose of inspecting the CareView Equipment or performing any work, maintenance, replacement and repair which the Provider is permitted or required to perform under this Lease.  The Provider or its designees shall perform all maintenance, replacement and repair of the CareView Equipment within forty-eight (48) hours; Provider shall provide the Hospital with a proportional credit for each day that service and repair takes longer than 48 hours.  The Hospital hereby agrees to grant to the Lender and its assignees the licenses and other rights to enter onto the Hospital property that are granted to the Provider pursuant to the terms of this Agreement. CareView accepts responsibility for all repairs, maintenance and replacements and the related costs.

5.9 Training. The Provider provides initial basic and on-going  training for Authorized Users. Further, the Provider will train a designated official(s) of the Hospital to provide continuing education on the use of the CareView System.  CareView will provide Operating Manuals, training materials, on-site and remote training as best serves the Hospital.

6. NETWORK COMMUNICATIONS

The Hospital agrees to provide an appropriate, dedicated connection to the internet for the CareView System and CareView Equipment in accordance with the specifications provided by the Provider to the Hospital.  If any additional connection is required for operation of the CareView System and/or CareView Equipment in accordance with the terms of this Agreement, the Hospital agrees to provide such connection.  The Hospital agrees to provide and maintain the Return Path for the exclusive use of the Provider in connection with the CareView Equipment and CareView System.

7. PRIVACY POLICY

The Provider agrees to comply with the Hospital’s Privacy Policy; as such policy may be amended from time to time.  The Provider shall also comply with the HIPAA Business Associate Provisions attached hereto as Exhibit 3.

8.  OPERATIONS

Except as provided for under this Agreement or applicable law, the Provider is not responsible for maintaining data arising from use of the CareView System. The Provider will handle and maintain data in accordance with its standard operating procedures. The Provider is not responsible for transmission errors or corruption or compromise of data carried over local or interchange telecommunication carriers.

Subject to the Hospital’s prior written approval as to content, the Provider will have the right to insert two channels onto the CATV network to support patient education and marketing of the Hospital and CareView System.  The Provider will also have the right to transmit data to further the education and marketing features of the CareView System and display approved advertising on those channels or data.  All content presented in the Hospital shall first be approved by the Hospital or provided by the Hospital.

9. DURATION; DEFAULT AND TERMINATION OF AGREEMENT

(a)           This Agreement shall commence on March 1, 2011 and will continue until December 31, 2014 (the “Term”).  Upon the expiration or earlier termination of this Agreement, the Hospital will destroy all copies of CareView Materials in the Hospital’s possession, return all CareView Equipment and cease any access to or use of the CareView System.  The Hospital hereby grants a license to enter onto the Hospital property for the purpose of removal of the CareView Equipment following the expiration or earlier termination of this Agreement.

(b)           The occurrence of any of the following events shall be an “Event of Default” by the Hospital under this Agreement:

(i)           The breach by the Hospital of any term, covenant or condition of this Agreement, if such a breach is not cured within thirty (30) days after receipt of written notification of such breach.

(ii)           A proceeding shall have been instituted in a court having jurisdiction, seeking a decree or order (A) for relief in respect of the Hospital in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Hospital or for any substantial parts of its property or (C) for the winding up or liquidation of the affairs of the Hospital; and in any such case either (x) any such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or (y) such court shall enter a decree or order granting the relief sought in such proceeding.

(iii)           The Hospital shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in any involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Hospital or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

(c)           The occurrence of any of the following events shall be an “Event of Default” by the Provider under this Agreement:

(i)           The breach by the Provider of any other term, covenant or condition of this Agreement, if such a breach is not cured within thirty (30) days after receipt of written notification of such breach.

(ii)           A proceeding shall have been instituted in a court having, seeking a decree or order (A) for relief in respect of the Provider in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Provider or for any substantial parts of its property or (C) for the winding up or liquidation of the affairs of the Provider; and in any such case either (x) any such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or (y) such court shall enter a decree or order granting the relief sought in such proceeding.

(iii)           The Provider shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in any involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Provider or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing.

(d)           Upon the occurrence of any Event of Default, and in addition to any other remedies provided under applicable law, the party not in default may, at its option, (i) terminate this Agreement, (ii) proceed by any lawful means to enforce performance of this Agreement, and/or (iii) sue for damages at law or in equity under this Agreement or under applicable law.  Any such remedies shall be cumulative and not exclusive.

(e)           Upon written notification to the Hospital that this Agreement has been pledged pursuant to the Financing, the Hospital shall provide the Lender with notice of any Event of Default by the Provider under this Agreement or any other circumstances which would entitle the Hospital to cancel or terminate this Agreement or abate the Monthly Fees and Revenues or other sums payable hereunder, and agrees that, notwithstanding any provisions of this Agreement to the contrary, no notice of cancellation, termination or abatement thereof shall be effective unless the Lender shall have received notice of the default or other circumstance giving rise to such cancellation, termination or abatement and shall have failed with thirty (30) days after receipt of such notice to cure such default or remedy such circumstance, or if such default cannot be cured within thirty (30) days, shall have failed within thirty (30) days after receipt of such notice to commence to cure such default or remedy such circumstance and to thereafter diligently pursue any action necessary to cure such default or remedy such circumstance, as the case may be.  The Hospital hereby agrees to execute and deliver such documents and instruments as shall reasonably be requested in connection with the Financing to more fully perfect the security interest of the Lender in this Agreement and the CareView Equipment.

10. LEGAL NOTICES

10.1 LIMITATION OF LIABILITIES. IN NO EVENT SHALL THE PROVIDER, NOR ANY OF ITS SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, DIRECTORS, MANAGERS, EMPLOYEES OR OTHER REPRESENTATIVES BE LIABLE FOR ANY DIRECT DAMAGES IN EXCESS OF THREE TIMES THE FEES PAID DURING THE PRECEDING TWELVE (12) MONTHS. IN ADDITION, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT FOR THE PROVIDER'S AND THE HOSPITAL’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL THE PROVIDER, THE HOSPITAL NOR ANY OF THEIR SHAREHOLDERS, AFFILIATES, DIRECTORS, MANAGERS, EMPLOYEES OR OTHER REPRESENTATIVES BE LIABLE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OF SERVICE OR LOSS OF DATA, WHETHER IN ANY ACTION IN WARRANTY OR CONTRACT. T

10.2 WARRANTIES. FOR THE TERM OF THE AGREEMENT, CAREVIEW WARRANTS THAT THE HARDWARE PROVIDED AS PART OF THE CAREVIEW SYSTEM WILL BE FREE FROM DEFECTS IN TITLE, MATERIAL AND WORKMANSHIP UNDER NORMAL USE AND SERVICE AND THE EQUIPMENT WILL PERFORM IN ALL MATERIAL RESPECTS IN ACCORDANCE WITH THE SPECIFICATIONS FOR THE EQUIPMENT. CAREVIEW HEREBY DISCLAIMS AND EXCLUDES ALL IMPLIED WARRANTIES OF ANY KIND.  CAREVIEW DOES WARRANT THAT THE CAREVIEW SYSTEM AND ANY PRODUCTS OR SERVICES CONTAINED THEREIN WILL SATISFY THE HOSPITAL’S REQUIREMENTS FOR SUCH PRODUCTS AND SERVICES AS DESCRIBED IN SECTIONS 2, 3 AND 4 OF THIS AGREEMENT. CAREVIEW DOES NOT WARRANT AGAINST HUMAN OR MACHINE ERRORS, OMISSIONS, DELAYS, INTERRUPTIONS OR LOSSES, INCLUDING LOSS OF DATA.

10.3 NON-INFRINGEMENT.  THE CAREVIEW SYSTEM AND ANY INFORMATION, PRODUCTS OR SERVICES CONTAINED THEREIN DO NOT INFRINGE IN ANY WAY UPON ANY KNOWN THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, PATENTS OR TRADEMARKS.

10.4 CERTAIN JURISDICTIONS. TO THE EXTENT ANY OF THE LIMITATIONS OF LIABILITY OR DISCLAIMERS OF WARRANTIES PROVIDED IN THIS SECTION 10 ARE RESTRICTED BY APPLICABLE LAW IN CERTAIN JURISDICTIONS, SUCH LIMITATIONS OF LIABILITY SHALL NOT APPLY IN SUCH JURISDICTIONS TO THE EXTENT OF SUCH RESTRICTIONS.

11. INTELLECTUAL PROPERTY

11.1 Copyright Materials and Other Intellectual Property. The information available through the CareView System is the property of CareView or its licensors and is protected by United States copyright, trademark, and other intellectual property laws and may be displayed, reformatted, and printed only for the Hospital’s personal, non-commercial use.  The Hospital agrees not to reproduce, retransmit, distribute, disseminate, sell, publish, broadcast, or circulate the information owned by CareView, the Provider or their respective licensors received through the CareView System to anyone, including but not limited to others in the Hospital’s organization that are not authorized to use the CareView System pursuant to Section 1.1 of this Agreement.  Any copy made of information obtained through the CareView website must include the copyright notice. Use, reproduction, copying, or redistribution of CareView’s logos is strictly prohibited without prior written permission from CareView. All software and accompanying documentation made available for download from the CareView System is the copyrighted work of CareView or its licensors. The copyright holder retains software and documentation ownership.  Ownership of CareView's or the Provider’s intellectual property is not transferred to the Hospital; rather, the Hospital is granted a non-exclusive license to use the CareView System and the software and documentation constituting the CareView System during the term of this Agreement.

To the extent that CareView is not the “Provider” under this Agreement, CareView, its successors and/or assigns from time to time, shall be third party beneficiaries to and of this Agreement, including, without limitation, with respect to this Section 11.1.

11.2 Trademarks. CareView System®, PatientView®, BabyView®, PhysicianView®, SecureView®, NurseView®, NetView®, ProcedureView® and EquipmentView®  are each registered or pending trademarks of CareView. All other CareView Services, service names and proprietary tools, including, but not limited to CareView, are trademarks of CareView.  All other brands and names are the property of their respective owners. Nothing contained on the CareView System should be construed as granting any license or right to use any trademark displayed on this site without the express written permission of CareView, the Provider and such third-party that may own the trademark.

11.3 Patents. Various aspects of the CareView System are subject to United States patents and patents pending. Any use of these patented assets is prohibited without the express prior written consent of CareView and the Provider, except as allowed by the Agreement.  CareView patents and patents pending are listed on Exhibit 5.

11.4 Limited License. Subject to the terms of this Agreement, CareView and the Provider hereby grants the Hospital a limited, revocable, non-transferable and non-exclusive license to use the software, network facilities, content and documentation on and in the CareView System to the extent, and only to the extent, necessary to access, explore and otherwise use the CareView System pursuant to the terms of this Agreement. Such non-exclusive license shall automatically expire upon the termination of this Agreement.  The Hospital agrees not to reproduce or copy any documentation, content, text, data, graphics, images, audio or video clips, interfaces or other materials or works of authorship (collectively, the “CareView Material”) in or on the CareView System unless such reproduction or copying is expressly restricted or limited with respect to the CareView Material.

The non-exclusive license granted herein does not permit the Hospital, and the Hospital agrees not to: (a) modify, translate, reverse engineer, disassemble, decompile or create derivative works of the CareView Material or any other part of the CareView System or allow a third party, whether directly or indirectly (including, but not limited to the direct or indirect use of wizards, agents, bots, or other utilities), to modify, translate, reverse engineer, disassemble, decompile or create derivative works of the CareView Material or any other part of the CareView System, except as expressly permitted in writing by CareView or by law; or (b) transfer, distribute, sell, lease, rent, disclose or provide access to the CareView Material or any other part of the CareView System to any third party or use the CareView Material or CareView System and hardware to provide service bureau, time sharing or other services to third parties. Any change or alterations to this limited non-exclusive license are to be incorporated into the License Addendum attached hereto.

12. MISCELLANEOUS

12.1 Indemnity.  THE HOSPITAL AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE PROVIDER, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS, SUPPLIERS AND AFFILIATES FROM AND AGAINST ALL LOSSES, LIABILITY, EXPENSES, DAMAGES AND COSTS, INCLUDING REASONABLE ATTORNEY’S FEES, ARISING OUT OF OR RELATED TO ANY BREACH OF THE TERMS OF THIS AGREEMENT, THE HOSPITAL’S RELATIONSHIP WITH A PATIENT, ANY NEGLIGENT OR WRONGFUL ACTION OR OMISSION BY THE HOSPITAL RELATED TO THE HOSPITAL’S USE OF OR PROVIDING OF SERVICES THROUGH THE CAREVIEW SYSTEM AND/OR THE CAREVIEW EQUIPMENT, OR ANY NEGLIGENT OR WRONGFUL USE OF CAREVIEW’S SERVICES OR THE CAREVIEW EQUIPMENT BY THE HOSPITAL, ANY AUTHORIZED PERSON OR ANY OTHER PERSON ACCESSING THE HOSPITAL’S ACCOUNT.

THE PROVIDER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE HOSPITAL, THE HOSPITAL’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND AFFILIATES FROM AND AGAINST ALL LOSSES, LIABILITY, EXPENSES, DAMAGES AND COSTS, INCLUDING REASONABLE ATTORNEY'S FEES, ARISING OUT OF OR RELATED TO (i) ANY NEGLIGENT OR WRONGFUL ACTION OR OMISSION BY THE PROVIDER RELATED TO THE PROVIDING BY THE PROVIDER OF THE CAREVIEW SERVICES, (ii) THE UNAUTHORIZED USE OR ACCESS TO ANY PROTECTED HEALTH INFORMATION, (iii) ANY CLAIMS OF INFRINGEMENT OF ANY THIRD PARTY'S INTELLECTUAL PROPRETY RIGHTS, PATENT OR TRADEMARK IN CONNECTION WITH THE CAREVIEW SYSTEM, OR (IV) ANY BREACH OF THIS AGREEMENT.

12.2 Survival. The provisions of Sections 7 (Privacy Policy), 10 (Legal Notices), 12.1 (Indemnity), and any liabilities or payment obligations that have accrued prior to termination, shall survive any termination of this Agreement. All licenses granted by CareView and the Provider under this Agreement shall be automatically revoked as of the termination of this Agreement.

12.3 Notice. Any notice, request, demand, statement, authorization, approval or consent made hereunder shall be in writing and shall be sent by Federal Express, or other reputable courier service, or by postage pre-paid registered or certified mail, return receipt requested, and shall be deemed given when received or refused (as indicated on the receipt) and addressed as follows:

If to the Provider:

CareView Communications, Inc.
405 State Highway 121 Bypass, Suite B-240
Lewisville, TX  75067
Attn:  Samuel A. Greco, Chief Executive Officer

If to the Hospital:		With Copy to

HMA
Attention: Chief Financial Officer
5811 Pelican Bay Boulevard, Suite 500
	Attn:	Naples, FL 34108

In connection with any Financing, notices shall be addressed to the Lender as specified in a written notice provided to the Hospital.  Each party may designate a change of address by notice given, as herein above provided, to the other party, at least fifteen (15) days prior to the date such change of address is to become effective.

12.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be reformed, if reasonably possible, only to the extent necessary to make it enforceable.

12.5 Force Majeure.   Neither CareView nor the Provider shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, government restrictions (including, the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected.

12.6 Entire Agreement. This Agreement, together with any Exhibits attached hereto and the Provider and CareView rules or policies referred to herein, represents the complete agreement between the Hospital and the Provider concerning the subject matter hereof, and it replaces all prior oral or written communications concerning such subject matter.  However, this Agreement shall be read in conjunction with and consistent to the Master Agreement between CareView and Hospital Management Associates, Inc. made the __________ day of _______________, 201____.  Any inconsistencies or ambiguities between the two documents shall favor the Master Agreement.

12.7 Assignment. The Hospital may assign, transfer or delegate this Agreement or any part of it to a successor in interest of all or substantially all of the Hospital’s assets pursuant to a sale, without the prior written consent of the Provider and the Lender.  Notwithstanding any provision to the contrary in this Agreement, the Provider shall have the right, in its sole discretion, to (i) assign its rights and obligations under this Agreement to a subsidiary of the Provider (in which event written notice of such assignment will be provided by the Provider to the Hospital), and in the event that CareView is not the Provider hereunder, to enter into a services agreement with CareView pursuant to which CareView performs portions or all of the obligations of the Provider pursuant to this Agreement and (ii) assign, pledge and encumber its right, title and interest in and to this Agreement, the CareView Equipment, the CareView System and all proceeds arising therefrom and all right, title and interest thereunder in connection with the Financing and/or in order to finance the CareView Equipment.  The Hospital hereby agrees to execute and deliver such documents, instruments and consents as are reasonably necessary in connection with the foregoing and hereby consents to any such filings (including, without limitation, the filing of UCC financing statements) as are required to perfect the security interest of the Lender in this Agreement, the CareView Equipment, the CareView System and all proceeds arising therefrom and all right title and interest thereunder in connection with the Financing and/or in order to finance the CareView Equipment.

12.8 Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the heirs, successors and permitted assignees of the parties.

12.9 Waiver. Failure to exercise or delay in exercising any right hereunder, or failure to insist upon or enforce strict performance of any provision of this Agreement, shall not be considered waiver thereof, which can only be made by a signed writing. No single waiver shall be considered a continuing or permanent waiver.

12.10 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any choice of law rules that may give a contrary result.  Provider agrees that any legal action or proceeding between CareView and the Hospital for any purpose concerning this Agreement shall be brought exclusively in a court of competent jurisdiction sitting in the state of Florida.  Provider agrees to submit to the personal jurisdiction of, and that venue is proper in, any federal or state court in Florida.

12.11   Malicious Code.   The Product, including all Upgrades at the time of delivery to the Hospital, is free from any harmful or hidden programs or data incorporated therein with malicious or mischievous intent (collectively the “Virus”),  and that, where Provider transfers such Virus to the Hospital through the Hospital’s use of the Product, Provider will reimburse the Hospital the actual costs incurred by the Hospital to remove the Virus and Recover any lost data or programming including labor costs, provided that the Hospital responsibly maintains the integrity of their firewalls and interfaces.

12.12   Documentation.  Provider will furnish to Hospital Management Associates, Inc. (“HMA”) and each installed Hospital, at no charge, the Operating Manuals and other documentation that may be reasonably requested, including all subsequent revisions thereto (including revisions to such documentation relating to any improvements to or fixes of the software provided hereunder), including if requested soft copies.  HMA will have the right to copy the documentation, at no additional charge, for its use or the use by authorized users, provided all proprietary markings that had been affixed by Provider are retained on all copies.

12.13   Insurance. During the term of this Agreement, Provider will maintain, at the Providers cost, commercial general liability insurance, including contractual liability, in the amount of $1,000,000 per occurrence and $2,000,000 aggregate; auto liability for $1,000,000 combined single limit, employer’s liability with limits of $100,000; coverage for valuable papers in the care, custody or control of Providers in the amount of $100,000; excess/umbrella insurance in the amount of $2,000,000 per occurrence and $2,000,000 in aggregate.    Provider shall provide proof of such insurance upon request and shall give 30 days written notice to HMA in the event of any termination, cancellation or material change in insurance coverage.

12.14   Provider Assistance.  Provider will install and test the Products at no charge, provide any codes or passwords necessary so that the Hospital may use the Products as allowed under this Agreement.  Provider will provide initial and continual training and education as needed and/or requested by the Hospital, installation, basic configuration and testing, and certification that the system has been configured as directed by the Hospital.

12.15   Business Continuity Plans.
(a)           Contingency Plans.  CareView will, at its sole expense, establish and maintain (i) written business continuity plans for the Services and supporting facilities, (ii) written disaster recovery plans for critical technology and systems infrastructure, and (iii) proper risk controls to enable continued performance under this Agreement in the event of a Disaster (as defined below).  All three components set forth above shall be collectively referred to herein as the “Contingency Plans”.  The Contingency Plans include, but are not limited to, advance procedures and information that are developed, compiled, certified and maintained in readiness for use in the event of a Disaster, which is focused on the core business processes, information technology systems, infrastructure, and related personnel.

(b)           Disaster.  As used herein, the term “Disaster” is defined as an unanticipated incident or event, including, without limitation, force majeure events, technological accidents, or human-caused events, that may cause a material service or critical application to be unavailable without any reasonable prediction for resumption, or that causes data loss, property damage or other business interruption without any reasonable prediction for recovery, within 24 hours or such other period as determined by the Hospital, in its sole discretion.

(c)           Plans provided to the Hospital.  Within ninety (90) days of the Effective Date, CareView will provide a copy of the applicable Contingency Plans to the Hospital.  In addition, CareView will provide an updated copy of the applicable Contingency Plans as such plans are amended, but no such amendment will apply to the performance under this Agreement unless approved by the Hospital.

(d)           Notification.  If at any time CareView becomes aware that it is not in compliance with its plan, CareView will notify the Hospital in writing immediately and provide a corrective action plan.  CareView will cure such non-compliance within thirty (30) calendar days after sending the Hospital such notice, or if such non-compliance cannot be cured within such period, will immediately commence and continue diligent efforts so that such non-compliance is cured in the Hospital’s sole discretion within a commercially reasonable time.  The Hospital may terminate this Agreement immediately and without penalty if CareView cannot, or does not, cure non-compliance with its Contingency Plans within a commercially reasonable time but not more than thirty (30) days.

(e)           Test of Plans.  CareView will (1) update and test operability of any applicable Contingency Plan at least annually, (2) certify to the Hospital upon completion of each such test that each such plan is fully operational, and provide the Hospital with a copy of its most recent test results, and (3) implement each such plan upon the occurrence of a Disaster.  The Hospital will have the right to participate in the testing of the Contingency Plans to the extent requested by the Hospital.

(f)           Notification of Disaster.  CareView will notify the Hospital immediately of the occurrence of any Disaster that affects or could affect CareView’s performance of the Services and report to the Hospital frequently with respect to the effectiveness of its Contingency Plans.  In the event of a Disaster, CareView must execute the applicable Contingency Plans without any additional charge to the Hospital.

(g)           SLAs.  Any service level agreement commitments set forth in this Agreement, or any Exhibit or in a Statement of Work, will not apply during the 24 hour period beginning when a Disaster occurs.

(h)           Effect of Disaster.  If a Disaster occurs and CareView is unable to provide the Services, or a portion of the Services, in accordance with the terms of this Agreement for a period in excess of twenty four (24) hours, the Hospital may, at its option, with written notice to CareView take such action as is reasonably necessary to restore the impacted Service, including, without limitation, taking control of the impacted Service or engaging a third party service provider, in which case CareView will reimburse any expenses that the Hospital incurs itself or in engaging any other third party service provider to provide the Services during the period from the occurrence of the Disaster until such time as CareView resumes providing the Services (“Recovery Period”).  The Hospital will provide substantiation for any such expenses and will use all its efforts to mitigate any damages under this Section.  The Hospital may adjust fee payments in an amount equal to the pro rata percentage of the fees based upon the number of days in the Recovery Period divided by the total number of days in the applicable payment period (e.g., impacted month).

(i)           Termination of Agreement.  If a Disaster occurs and CareView is unable to provide the Services, or the Hospital is unable to perform or receive the Services from a third-party for a period of thirty (30) days or more, the Hospital may in its sole discretion terminate this Agreement or remove such impacted Service from the scope of this Agreement.  The Hospital will not be liable to CareView for any early termination fee for any such termination.  The Hospital’s rights under this section shall be cumulative with all of its other rights and remedies under this Agreement.

(j)           Participation in Testing.  At the Hospital’s sole discretion, CareView will participate in tests of the Hospital’s business continuity planning and disaster recovery plans.

12.16   Provider Compliance.  In addition to the Business Associates Agreement, see Exhibit C, Provider agrees to abide by the terms of the Integrity and Compliance, Background Investigations and with HMA Travel and Expense Policies for Contractor exhibits.  Provider will be responsible for any breach of the foregoing by its employees, subcontractors, representatives and agents.

IN WITNESS WHEREOF, this Agreement is effective as of the __ day of ________, 201___.

LEGAL NAME OF THE HOSPITAL

Signature:
Name:
Title:  President & CEO

Date:

CareView Communications, Inc.
A Texas Corporation

Signature:
Name:        Samuel A. Greco
Title:          Chief Executive Officer

Date:

EXHIBIT B

HMA HOSPITALS

Oklahoma
Medical Center of SE OK
Midwest Regional Medical Center

Florida
Highlands Regional Medical Center
Bartow Regional Medical Center
Brooksville Medical Center
Charlotte Regional Medical Center
Fisherman's Hospital
Heart of Florida Regional Medical Center
Lehigh Regional Medical Center
Lower Keys Medical Center
Pasco Regional Medical Center
Peace River Regional Medical Center
Santa Rosa Medical Center
Sebastian River Medical Center
Seven Rivers Regional Medical Center
Spring Hill Regional Hospital
St. Cloud Regional Medical Center
Venice Regional Medical Center
Physicians Regional - Pine Ridge
Physicians Regional – Collier
Shands Lake Shore
Shands Live Oak
Shands Starke
Wuesthoff – Melbourne
Wuesthoff - Rockledge

Alabama
Riverview Regional Medical Center
Stringfellow Memorial Hospital

Arkansas
Sparks Regional Medical Center
Summit Medical Center

Mississippi
Biloxi Regional Medical Center
Central Mississippi Regional Med Center
Gilmore Memorial Regional Medical Center
Madison County Medical Center
Nachez Coummunity Hospital
Northwest Mississippi Regional Medical Center
River Oaks Hospital
Woman's Hospital

North Carolina
Davis Regional Medical Center
Lake Norman Regional Medical Center
Sandhills Regional Medical Center
Carolina Pines Medical Center

South Carolina
Chester Regional Medical Center

Tennessee
Harton Regional Medical Center
Jamestown Regional Medical Center
University Medical Center
University Medical Center McFarland Campus

Missouri
Poplar Bluff Regional Medical Center - North
Poplar Bluff Regional Medical Center - South
Twin Rivers Regional Medical Center

Texas
Dallas Regional Medical Center

Georgia
Barrow Regional Medical Center
East Georgia Regional Medical Center
Walton Regional Medical

Kentucky
Palu B. Hall Regional Medical Center

West Virginia
Williamson Memorial Hospital

Washington
Toppenish Community Hospital
Yakima Regional Medical Center

Pennsylvania
Carlisle Regional Medical Center
Heart of Lancaster Regional Medical Center
Lancaster Regional Medical Center

EXHIBIT C
REVENUE SHARING

The Shared Revenue Program shall be initiated at the request of each individual Hospital and shall be operated in the following manner:

[***Omitted***]

EXHIBIT D
LIMITED INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Agreement is entered into as of March 1, 2011, between CareView Communications, Inc., a Texas corporation (collectively, “Licensor”) and Hospital Management Associates, Inc. (“Licensee”), on behalf of the select Hospitals in Exhibit B.

WHEREAS, Licensor has developed a system of products and services (the “System”) that it markets and sells under the CareView System® trademark; and

WHEREAS, one of the entities that comprise Licensor entered into a contract with Licensee dated March 1, 2011 (the “Contract”) to provide products and services under the System to it; and

WHEREAS, Licensor assigned its rights and obligations under the Contract to Licensee and Licensee accepted such assignment; and

WHEREAS, this Limited Intellectual Property License (this “Limited License”) is needed by Licensee to enable it to perform the obligations assumed by it under the Contract;

NOW, THEREFORE, acknowledging consideration, the parties agree as follows:

1.           License.  Licensor grants to Licensee a non-exclusive, royalty free license, upon the terms and conditions and subject to the limitations set forth in this Limited License, to use the System, and all the products and services encompassed thereunder, to perform the obligations (the “Contract Obligations”) under the Contract, which Contract Obligations have now been assumed by Licensee.  The grant of this license includes, without limitation, the right of Licensee to use all inventions, patents, trade secrets, copyrights, software programs, works of authorship, trademarks, service marks and other intellectual property rights now owned or licensed, or in the future developed, owned and/or licensed by Licensor, that comprise the System and/or the products and services thereunder (the “System IP”) in connection with its performance of the Contract Obligations.

2.           Term.  This license shall commence as of the effective date hereof and shall continue until the Contract, including any extensions or renewals thereof, terminates.

3.           (a)           Assignment of Rights.  This Limited License and the rights granted under this Limited License may not be sublicensed or assigned, except that (a) they may be sublicensed by Licensee wholly or in part to a third party solely for the purpose of performing the Contract Obligations on behalf of Licensee, (b) they may be assigned by Licensee to a third-party (including an equity holder of Licensee) who has assumed Licensee’s the rights and obligations under the Contract, and (c) they may be pledged as security for any obligations of Licensee to an equity holder of Licensee and may be assigned pursuant to a foreclosure of such security to a third party who has assumed Licensee’s the rights and obligations under the Hospital Contract.

(b)           In the event of a default by CareView resulting in the ownership transfer of any or all of the equipment used by Licensee, Licensor shall grant perpetual rights as it pertains to the use of this license to Licensee.  Such grant shall be used at Licensor’s discretion to service and monitor the equipment used by Licensee.

3.           Use Limitations.  The rights granted in this Limited License are subject to the following limitations:

(a)           Licensee may not copy or distribute any System IP except as necessary in connection with the performance of the Contract Obligations.

(b)           Licensee will not modify, decompile, disassemble, reverse engineer, or create derivative works based on any of the System IP.

(c)           Licensee will use the System IP in compliance with applicable law, including but not limited to all applicable provisions of copyright and other intellectual property laws.

4.           Ownership.  Nothing in this Limited License shall be deemed to grant to Licensee any ownership or rights in the System IP other than the rights granted herein.

5.           Licensor’s System IP Warranty.  Licensor warrants that it has the right to grant the Limited License set forth hererin and Licensor agrees to indemnify and hold Licensee harmless from and against any damages arising out of Licensee’s infringement or violation of the intellectual property rights of others resulting from Licensee’s use of the System IP in accordance with this Limited License.

6.           Maintenance and Technical Support.  During the term of this Limited License, Licensor shall provide Licensee with updates and upgrades of the System IP and with maintenance and support of the System and System IP, at no cost to Licensee, to not less than the extent and amount required to satisfy the Contract Obligations with respect to all System IP updates, upgrades, maintenance and support.

7.           Indemnification.  Licensor shall indemnify and hold Licensee harmless from all claims arising out of the Contract Obligations to the extent that the Limited License granted herein and/or the performance by Licensor of its obligations under this Limited License are insufficient to enable Licensor to satisfy the Contract Obligations with respect to any System IP.

8.           General Provisions.

(a)  Entire Agreement; Modification.  This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and there are no agreements, representations or warranties with respect to such matters that are not set forth herein.  All prior negotiations, agreements and understandings are superseded hereby.  This Agreement may not be modified or amended except by an instrument signed by or on behalf of all parties hereto.

(b)  Notices.  All notices, notifications, and elections and other communications required or permitted pursuant to this Agreement shall be made in writing and shall be deemed to have been duly given and effective: (1) upon delivery if personally hand-delivered; (2) on the earlier of the fourth (4th) day after mailing or the date of return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (3) on the date sent if sent by facsimile or email; or (4) on the date of delivery if sent by a recognized overnight courier.  Such communications shall be addressed as follows, or as otherwise directed in a notice by any party given to all other parties in accordance herewith, and shall be effective as notice to all the following indicated persons if delivered in accordance herewith:

If to Licensor:	Samuel Greco, CEO
CareView Communications Inc.
405 Highway 121, Suite B-240
Lewisville, TX 75067

Copy to:	John Bailey, CFO
CareView Communications Inc.
405 Highway 121, Suite B-240
Lewisville, TX 75067

If to Licensee:	Hospital Management Associates, Inc.
Attn: General Counsel
5811 Pelican Bay Blvd.
Naples, FL 34108

(c)  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without giving effect to its conflict of laws provisions.

(d)  Binding Effect.  This Agreement shall be binding upon the parties and inure to the benefit of their respective successors, assigns, heirs and legal representatives.

(e)  Headings.  The headings in this Agreement are for convenience and reference only and shall not be deemed to alter or affect any provision hereof.

(f)  Waivers and Acceleration.  No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(g)  Severability.  If any provision of this Agreement shall, under any circumstances, be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

(h)  No Third-Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person or entity that is not a party to this Agreement, except as expressly provided hereunder.

(i)  Persons Bound.  This Limited License benefits the Licensee, its permitted successors and assigns, and binds Licensor and its respective, successors and assigns.

(j) Attorneys Fees.  In the event of any legal or equitable action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover from the other party all costs of such action, including reasonable attorneys fees.

(k) Execution in Counterparts, Facsimile.  This Agreement may be executed in one or more counterparts, each bearing the signatures of one or more parties.  Each counterpart shall be considered an original and all of the counterparts shall constitute a single agreement binding all the parties as if all had signed a single document.  For purposes of executing this Agreement, a document signed and transmitted by electronic means (such as in PDF format via e-mail or via facsimile machine) is to be treated as an original document.  The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

LICENSOR:

CareView Communications, Inc.,
a Texas corporation

By:	/s/ Samuel A. Greco
Samuel A. Greco
Its:	Chief Executive Officer

LICENSEE:

Hospital Management Associates, Inc.
a Florida corporation

By:	/s/ Kelly E. Curry
Kelly E. Curry
Its:	Executive Vice President
& Chief Financial Officer